EXHIBIT 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

BioAtla, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0001 par value per share	Rule 457(c)	9,679,158(2)	$0.44715	$4,328,035.50	0.00015310	$662.62

Total Offering Amounts					$4,328,035.50		$662.62

Total Fee Offsets							—

Net Fee Due							$662.62

(1)

Estimated in accordance with Rules 457(c) of the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee. The proposed maximum offering price per share of $0.44715 was computed by averaging the high and low prices of a share of the Registrant’s common stock as reported on The Nasdaq Global Market on April 29, 2025.

(2)

Pursuant to Rule 416(a) under the Securities Act, this registration statement on Form S-3 (the “Registration Statement”) shall also cover any additional shares of the common stock, $0.0001 par value per share (“Common Stock”), of the Registrant that become issuable with respect to the securities identified in the above table, by reason of any stock dividend, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(3)	Represents 9,679,158 shares of Common Stock issuable upon exercise of the Warrants (as defined in this Registration Statement).